Consent of Geological Consultant






I hereby consent to the inclusion and reference of my report dated November 4, 2004 entitled "Review of Geological Information on the Mosquito King Base/Precious Metals Mineralization and Recommendations" in the amended Registration Statement on Form SB-2 filed by Boss Minerals, Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Boss Minerals, Inc.'s summary of my report in its registration statement and concur with its contents. I also consent to the inclusion of my name as an expert in Boss Minerals Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.



December 22, 2004



/s/ Bohumil Molak
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Bohumil B. Molak, PhD.,P.Geo.
Professional Geoscientist